Exhibit 3.1(a)

Certificate of amendment

to THE

NINTH amended and restated

CERTIFICATE OF INCORPORATION

OF

WINC, INC.,

a Delaware corporation

Winc, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is Winc, Inc. The original Certificate of Incorporation of the corporation was filed with the Office of the Secretary of State of the State of Delaware on August 11, 2011 under the name “Club W, Inc.”

SECOND: That (a) the board of directors of the Corporation has duly adopted a resolution pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware proposing that the Corporation’s Ninth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) be amended as set forth below (“Amendment to the Amended and Restated Certificate of Incorporation”) and (b) the stockholders of the Corporation duly approved and adopted Amendment to the Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

THIRD: That Article IV of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“That, effective on the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each 8 shares of Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time, shall, automatically and without any further action on the part of any stockholders of the Corporation, be reclassified as 1 share of Common Stock and each 8 shares of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (each, as defined below) issued and outstanding immediately prior to the Effective Time shall, automatically and without any further action on the part of any stockholders of the Corporation, be reclassified as 1 share of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, respectively (the “Stock Split”).

Each stock certificate representing shares of any class or series of Common Stock or Preferred Stock immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of the class or series of Common Stock or Preferred Stock into which such shares shall have been reclassified pursuant to the Stock Split; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock or Preferred Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more certificates (or book entry shares) evidencing and representing the number of shares of Common Stock or Preferred Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Stock Split.

No fractional shares shall be issued for shares of Preferred Stock or Common Stock pursuant to the Stock Split. If the Stock Split would result in the issuance of any fractional share of any class or series of Common Stock or Preferred Stock, the Corporation shall, in lieu of issuing any such fractional share, pay cash in an amount equal to the fair value of such fractional share (as determined in good faith by the Corporation’s Board of Directors). All share, per share and dollar references in this Certificate of Incorporation shall be adjusted for the Stock Split only as explicitly provided herein.

The Corporation is authorized to issue two classes of stock designated “Common Stock” and “Preferred Stock”. The Corporation shall have authority to issue 115,490,000 shares of Common Stock, par value $0.0001 per share, and 80,083,971 shares of Preferred Stock, par value $0.0001 per share. 13,296,372 shares of the Preferred Stock are designated as “Series Seed Preferred Stock”; 8,276,928 shares of the Preferred Stock are designated as “Series A Preferred Stock”; 13,381,711 shares of the Preferred Stock are designated as “Series B Preferred Stock”; 7,736,552 shares of the Preferred Stock are designated as “Series B-1 Preferred Stock”; 8,209,586 shares of the Preferred Stock are designated as “Series C Preferred Stock”; 10,611,205 shares of the Preferred Stock are designated as “Series D Preferred Stock”; 10,000,000 shares of the Preferred Stock are designated as “Series E Preferred Stock”; and 8,571,428 shares of the Preferred Stock are designated as “Series F Preferred Stock.”

The rights, preferences and privileges of the Common Stock and Preferred Stock are as set forth in Article V and Article VI, respectively. The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.”

FOURTH: That Section 1 of Article VI of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“1.         Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall simultaneously receive a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the applicable Original Issue Price (as defined below) of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. The “Series F Original Issue Price” shall mean $14.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series F Preferred Stock. The “Series E Original Issue Price” shall mean $14.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series E Preferred Stock. The “Series D Original Issue Price” shall mean $11.3088 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock. The “Series C Original Issue Price” shall mean $9.744704 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock. The “Series B-1 Original Issue Price” shall mean $10.48 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-1 Preferred Stock. The “Series B Original Issue Price” shall mean $10.479976 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. “Series A Original Issue Price” shall mean $9.6712 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. “Series Seed Original Issue Price” shall mean $2.192 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed Preferred Stock. “Original Issue Price” means, as applicable, the Series F Original Issue Price, the Series E Original Issue Price, the Series D Original Issue Price, the Series C Original Issue Price, the Series B-1 Original Issue Price, the Series B Original Issue Price, the Series A Original Issue Price, or the Series Seed Original Issue Price.”

FIFTH: That Section 4.1.1 of Article VI of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“4.1.1     Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion. The “Series F Conversion Price” shall initially be equal to $14.00. The “Series E Conversion Price” shall initially be equal to $14.00. The “Series D Conversion Price” shall initially be equal to $11.3088. The “Series C Conversion Price” shall initially be equal to $9.744704. The “Series B-1 Conversion Price” shall initially be equal to $10.48. The “Series B Conversion Price” shall initially be equal to $10.479976. The “Series A Conversion Price” shall initially be equal to $9.6712. The “Series Seed Conversion Price” shall initially be equal to $2.192. The applicable “Conversion Price” shall be the Series A Conversion Price with respect to the Series A Preferred Stock, the Series B Conversion Price with respect to the Series B Preferred Stock, the Series B-1 Conversion Price with respect to the Series B-1 Preferred Stock, the Series C Conversion Price with respect to the Series C Preferred Stock, the Series D Conversion Price with respect to the Series D Preferred Stock, the Series E Conversion Price with respect to the Series E Preferred Stock, the Series F Conversion Price with respect to the Series F Preferred Stock, and the Series Seed Conversion Price with respect to the Series Seed Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.”

SIXTH: That Section 5.1 of Article VI of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“5.1       Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $14.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $20,000,000 of gross proceeds to the Corporation or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock (including, without limitation, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series Seed Preferred Stock) shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 and (ii) such shares may not be reissued by the Corporation.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed this 12th day of October, 2021, in its name and on its behalf by its Chief Executive Officer pursuant to Section 103 of the General Corporation Law of the State of Delaware.

WINC, INC.

/s/ Geoffrey McFarlane
Geoffrey McFarlane
Chief Executive Officer